February 11, 2002

Board of Directors
VX Technologies, Inc.
1420 Renaissance, Suite 307
Park Ridge, IL 60068

                  Re:  Registration Statement

Gentlemen:

         As counsel for your Company, we have examined your Articles of Incorporation, By-Laws, and such other corporate records, documents and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion.

         We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933, as amended, of the proposed offer and resale of up to 12,164,918 shares of Common Stock by the holders thereof (the "Common Shares"). Our review has included the exhibits and form of prospectus for the resale of the Common Shares.

         On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

         2. The Common Shares have been duly and validly authorized and issued and are fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the mention of our firm in the prospectus which forms a part of the Registration Statement.

                                            Very truly yours,

                                            /s/Heller, Horowitz & Feit, P.C.

                                            HELLER, HOROWITZ & FEIT, P.C.